EXHIBIT 99.1

Guilford Pharmaceuticals Inc. Announces Proposed Offering of Common Stock

June 21, 2004 Baltimore—Guilford Pharmaceuticals Inc. (Guilford) (NASDAQ: GLFD) today announced that it plans to file a prospectus supplement with the Securities Exchange Commission related to an underwritten offering of 10,000,000 shares of its common stock under an existing shelf registration statement. In connection with the offering, Guilford expects to grant the underwriters an option to purchase up to 1,500,000 additional shares to cover over-allotments.

UBS Investment Bank is acting as sole book-running manager in this offering. CIBC World Markets Corp. and Citigroup Global Market Inc. are acting as co-managers.

Guilford Pharmaceuticals Inc.

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection. For additional information about GLIADEL® Wafer, please visit http://www.guilfordpharm.com under Products / Marketed Products/ GLIADEL; and for AGGRASTAT®, please see http://www.AGGRASTAT.com.

Contact: Stacey Jurchison, Director, Corporate Communications
410-631-5022 http://www.guilfordpharm.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.